EXHIBIT 22

THE WELLCARE MANAGEMENT GROUP, INC.

List of Subsidiaries




Name of Corporation and Name Under Which Corporation is Doing
Business As/ State of Incorporation/ Percentage Owned


WellCare of New York, Inc. / New York / 100%

WellCare Administration, Inc. / New York /   100%

WellCare Medical Management, Inc. (1) /  New York / 100%

WellCare Development, Inc. / New York / 100%

WellCare of Connecticut, Inc. / Connecticut / 100%



(1) Assets sold to and liabilities assumed by independent third party.